UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/23/2008

CNB Financial Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13396

Pennsylvania	25-1450605
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 South Second Street
PO Box 42
Clearfield, Pennsylvania 16830
(Address of principal executive offices, including zip code)

814-765-9621
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairments

CNB Financial Corporation ("the Corporation"), the holding company for CNB Bank, expects to record a non-cash charge in the third quarter related to its holdings in three securities.

The Corporation holds a $2.0 million subordinated corporate bond issued by Lehman Brothers Holdings ("Lehman"). On September 15, 2008, Lehman declared bankruptcy resulting in a significant decline in the market value of the Lehman bond below cost. Management of the Corporation has deemed the decline to be other-than-temporary and, accordingly, expects to recognize a non-cash other-than-temporary impairment charge to earnings. The amount of the impairment charge will not be determined until the end of the third quarter. As of September 22, 2008, this charge would have been approximately $1.3 million, net of tax.

The additional charges relate to the Corporation's holdings of preferred stock issuances of the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"). On September 7, 2008, the U.S. Treasury Department and the Federal Housing Finance Agency announced a plan to place Fannie Mae and Freddie Mac under conservatorship.

The Corporation currently holds 38,734 shares of Series F preferred stock issued by Fannie Mae and 30,000 shares of Series Q preferred stock issued by Freddie Mac. On January 1, 2008, the Corporation adopted Financial Accounting Standards Board Statement No. 159 in relation to these securities as well as its investments in other equity securities which are traded on a national stock exchange. As a result, the Corporation marks these equity securities to fair value on a quarterly basis with corresponding gains or losses running through earnings. As of June 30, 2008, the Corporation's current holdings in Fannie Mae and Freddie Mac had a combined fair market value of approximately $1.9 million. Due to the significant decline in the fair value of these securities since June 30, 2008, the Corporation expects to take a non-cash charge of approximately $1.1 million, net of tax, for the quarter ended September 30, 2008.

Both the Corporation and CNB Bank will continue to maintain capital ratios above the "well capitalized" regulatory requirement after the non-cash charges.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNB Financial Corporation

Date: September 23, 2008	By:	/s/ Charles R. Guarino
Charles R. Guarino
Treasurer